Exhibit 99.1

BUSHNELL
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three months ended June 30		Six months ended June 30
	2013FN	2012FN	2013FN	2012FN
Sales	$141,261	$120,562	$264,775	$214,766
Cost of sales	78,731	64,836	144,954	114,012
Gross margin	62,530	55,726	119,821	100,754
Operating expenses:
Distribution and other product costs	12,581	10,958	24,066	20,147
Selling and marketing	21,750	20,516	43,995	38,738
General and administrative	6,403	5,685	12,728	10,757
Depreciation and amortization	8,139	8,049	15,741	14,886
Foreign currency (gains) losses	(644)	959	(248)	(170)
Other operating	2,422	2,288	1,611	3,379
Total operating expenses	50,651	48,455	97,893	87,737
Operating Income	11,879	7,271	21,928	13,017
Interest expense	12,545	12,463	24,944	22,275
Loss before income taxes	(666)	(5,192)	(3,016)	(9,258)
Income tax benefit	(368)	(1,885)	(1,848)	(1,496)
Net loss	$(298)	$(3,307)	$(1,168)	$(7,762)
FN - Bushnell results for the three months and six months ended June 30, 2013 and 2012 are preliminary and subject to SAS 100 review.

BUSHNELL
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three months ended March 31
	2013FN	2012FN
Sales	$123,514	$94,204
Cost of sales	66,223	49,176
Gross margin	57,291	45,028
Operating expenses:
Distribution and other product costs	11,485	9,189
Selling and marketing	22,245	18,221
General and administrative	6,325	5,072
Depreciation and amortization	7,602	6,837
Foreign currency (gains) losses	396	(1,129)
Other operating	(811)	1,091
Total operating expenses	47,242	39,281
Operating Income	10,049	5,747
Interest expense	12,399	9,812
Loss before income taxes	(2,350)	(4,065)
Income tax expense (benefit)	(1,480)	389
Net loss	$(870)	$(4,454)
FN - Bushnell results for the three months ended March 31, 2013 and 2012 are preliminary and subject to SAS 100 review.

BUSHNELL
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

Year ended December 31, 2012

Sales	$521,972
Cost of sales	288,871
Gross margin	233,101
Operating expenses:
Distribution and other product costs	44,390
Selling and marketing	83,530
General and administrative	21,795
Depreciation and amortization	30,959
Foreign currency gains	(857)
Other operating	5,404
Total operating expenses	185,221
Operating Income	47,880
Interest expense	51,895
Loss before income taxes	(4,015)
Income tax benefit	(1,999)
Net loss	$(2,016)

BUSHNELL
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

June 30, 2013FN
Assets
Current assets
Cash	$22,155
Accounts receivable, less allowances of $17,389 as of June 30, 2013	114,967
Inventories, net	162,123
Prepaids and other current assets	13,025
Deferred tax assets	14,271
Total Current assets	326,541
Property, Plant, and equipment, net	28,823
Goodwill	190,432
Intangibles, net	301,996
Debt issue costs and other assets, net	4,783
Total assets	852,575

Liabilities and Partnership Equity
Current Liabilities:
Borrowings under revolving credit agreements	55,004
Accounts payable	76,119
Accrued expenses	31,342
Current portion of long-term debt	4,909
Total current liabilities	167,374
Long-term debt, net of current portion	544,931
Other liabilities	6,826
Deferred tax liabilities	88,944
Total liabilities	808,075

Partnership equity:
Partnership units (authorized 131,929,000 units; issued 131,920,000 as of June 30, 2013	130,980
Accumulated deficit	(87,174)
Accumulated other comprehensive income	694
Total partnership equity	44,500
Total liabilities and partnership equity	$852,575
FN - Bushnell balance sheet information as of June 30, 2013 is preliminary and subject to SAS 100 review.